Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 66 to the Registration Statement on Form N-1A of Fidelity Contrafund: Fidelity Contrafund of our report dated February 14, 2008 on the financial statements and financial highlights included in the December 31, 2007 Annual Report to Shareholders of the above referenced fund which is also incorporated by reference into the Registration Statement.

We further consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

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/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
March 3, 2008